Exhibit 4.61

Transfer of Contractual Rights and Obligations Agreement

This Transfer of Contractual Rights and Obligations Agreement (this “Agreement”) is made as of June 8, 2015, by and among:

1.             Shanghai CRIC Information Technology Co., Ltd., a limited liability company incorporated under Chinese laws with its registered address at Room 308, Building A, Science and Technology Building, No. 149 Yanchang Road, Zhabei District, Shanghai (“Party A”);

2.             DING Zuyu, ID number (“Party B-I”);

3.             ZHANG Yan, ID number (“Party B-II”);

(Party B-I and Party B-II collectively as “Party B”)

and

4.             Shanghai Yifang Software Co., Ltd., a limited liability company incorporated under Chinese laws with its registered address at Room 213, 1766 Gongye Road, Jinhui Town, Fengxian District, Shanghai (“Party C”).

In this Agreement, Party A, Party B and Party C is referred individually as a Party and collectively the Parties.

WHEREAS:

(1)           Party A and Party B entered into a loan agreement for a loan of RMB5,000,000 dated September 6, 2014 (the “Loan Agreement”), whereby Party A provided a loan of principal amount of RMB2,500,000 to each of Party B-I and Party B-II.

(2)           Party A intends to transfer to Party C, and Party C intends to accept, all of its rights and obligations under the Loan Agreement, which transfer is known to and acknowledged by Party C.

NOW, THEREFORE, the Parties agree as follows through negotiations:

1             Party A agrees to transfer all of its rights and obligations as the lender under the Loan Agreement to Party C on June 8, 2015 (the “Transfer Date”), and Party C agrees to accept the rights and obligations so transferred on the Transfer Date.

2              Party B confirms and covenants that as of the Transfer Date, it will enjoy all of the rights and perform all of the obligations as the lender under the Loan Agreement.

3              Party C agrees to pay RMB5,000,000 to Party A within 60 business days as of the Transfer Date as consideration for Party A’s transfer of all of its rights and obligations under the Loan Agreement to Party C.

4              Unless otherwise expressly provided under this Agreement, all terms used herein shall have the meaning ascribed to it in the Loan Agreement.

5              This Agreement shall be governed by the PRC laws.  All and any disputes arising from or in connection with this Agreement shall be resolved through negotiations and, if the Parties fail to resolve the dispute within thirty (30) days, be submitted to China International and Economic Arbitration Commission, Shanghai Sub-commission, for arbitration in accordance with its arbitration rules then in effect in Shanghai.  The arbitrary award shall final and binding upon each of the Parties.

6              This Agreement is in four (4) originals with each Party holding one (1) original.  This Agreement shall be effective as of the date on which it is officially executed by each of the Parties.

[Execution page of Transfer of Contractual Rights and Obligations Agreement]

IN WITNESS WHEREOF, each of the Parties has signed this Transfer of Contractual Rights and Obligations Agreement on the date first written above.

Party A:	Shanghai CRIC Information Technology Co., Ltd.

Company seal:	/s/ Shanghai CRIC Information Technology Co., Ltd.

Party B-I:	DING Zuyu

/s/DING Zuyu

Party B-II:	ZHANG Yan

/s/ZHANG Yan

Party C:	Shanghai Yifang Software Co., Ltd.

Company seal:	/s/ Shanghai Yifang Software Co., Ltd.